Exhibit 4.21

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 1st of October 2021 the “Effective Date”) and amended on the 9th day of February 2022 the “Amended Date”.

BETWEEN:	ARRAS MINERALS CORP.

(the "Corporation" or “Arras”)

OF THE FIRST PART

AND:	WESTCOTT MANAGEMENT LTD.

(the "Consultant")

OF THE SECOND PART

WHEREAS:

A.	The Corporation wishes to engage the Consultant to provide management consulting services to the Corporation in connection with the mineral exploration and management activities of the Corporation on its current and future mineral properties in which the Corporation has an ownership or optioned interest (the “Properties”); and

B.	The Corporation and the Consultant wish to specify the terms of the engagement herein.

NOW THEREFORE, IN CONSIDERATION OF the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Relationship and Duties
1.1	Subject always to the general control and direction of the Corporation, the Consultant shall act and be retained to act, during the term of this Agreement, as a consultant to the Corporation or any subsidiary or subsidiaries of the Corporation, pursuant to the terms and conditions contained herein and as further particularized in this Section 1.
1.2	The Consultant agrees that (a) it shall act as President and perform the Services of such a position for Corporation (as described in Schedule A); (b) it shall cause the Consultant’s Representative to devote his best efforts, skills and attention to the performance of his duties and responsibilities in respect of the offices of the Corporation or any of its subsidiaries to which he is appointed; and (c) any business that the Consultant or the Consultant’s representative propose to undertake outside of the consultancy contemplated which could potentially overlap with Arras’ work with particular focus in Kazakhstan shall require pre-approval of the Board of Directors of the Corporation.
1.3	The Consultant acknowledges that the Consultant’s Representative shall be appointed by the Corporation as President of the Corporation and to hold such other offices as the Corporation and Consultant deem appropriate.

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1.4	The Consultant's duties will generally be to provide the Corporation with managerial services and assistance in its mineral exploration activities and to perform duties and responsibilities assigned to it from time to time by the CEO & Board of Directors of the Corporation and to cause the Consultant’s Representative to discharge such duties as are commensurate with the Consultant’s Representative’s position with the Corporation (collectively, the "Services").
1.5	The Consultant shall (and shall cause the Consultant’s Representative to) perform the Services to the best of its ability and in a responsible, professional manner commensurate with its experience, expertise and within acceptable industry standards and shall devote as much time and resources to its performance of the Services as is required to achieve such standards which are envisioned to be non-exclusive. The Corporation understands that Westcott Management Ltd. may have other clients (including Silver Bull Resources, Inc.) as is consistent with a consultant rather than an employee. The Consultant shall promote the interest and goodwill of the Corporation.
1.6	The Consultant shall provide the Services as an independent contractor. The Consultant and the Consultant’s Representative shall not be deemed to be, or represent themselves as, a representative or agent of the Corporation, except as expressly provided in writing by the Corporation and is consistent with the title of the position(s) held.
1.7	The Consultant shall comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services it provides including the obtaining of all necessary permits and licences.
1.8	The Consultant shall refer to the CEO & Board of Directors of the Corporation all matters and transactions in which a real or perceived conflict of interest between the Consultant and the Corporation or any of its subsidiaries may arise. The Consultant shall not proceed with any such matter objected to by the CEO or Board of Directors of the Corporation.
1.9	For the purposes of this Agreement the “Consultant’s Representative” is Darren Klinck.
2.	Term of Agreement
2.1	The Consultant may terminate their engagement with the Corporation by giving not less than ninety (90) days written notice to the Corporation. At the time the Consultant provides the Corporation with notice to terminate the engagement, or at any time thereafter, the Corporation shall have the right to elect to terminate the Consultant’s engagement at any time prior to the effective date of the Consultant’s last day, and upon such election, shall provide to the Consultant a lump sum payment equal to the pro-rata Annual Fee then in effect for the number of days that remain outstanding to the effective date of the Consultant’s last day of service
3.	Termination
3.1	The term of this Agreement shall be effective from October 1, 2021 (the “Effective Date”) and shall continue until this Agreement is terminated in accordance with Section 3 of this Agreement.

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3.2	Termination by Corporation Without Cause. The Consultant may at any time terminate its agreement with the Corporation for “Good Reason”, and the Corporation may at any time terminate the Consultant’s agreement without Cause and without any advance notice, and upon such cessations of the engagement (but excluding any Change of Control Terminations as set out in Section 3.7 of the Agreement), the Corporation may terminate this Agreement without Cause at any time by providing the Consultant with written notice of termination and a lump sum payment equal to:
(A)	Six (6) months of the Monthly Fee if the Consultant’s engagement agreement is terminated within the first year from the Effective Date; or
(B)	After one (1) year from the Effective Date, twelve (12) months of the Monthly Fee, plus one (1) month’s monthly fee for each additional year of engagement from the Effective Date, up to a maximum of twenty-four (24) month’s Monthly Fee plus a pro-rata cash bonus using the annual performance bonus as outlined in Section 4.2.
(C)	If the Corporation terminates this Agreement without Cause within three (3) months of a Change of Control of the Corporation, the Corporation must pay the Consultant twenty-four (24) months of Monthly fee plus a lump sum payment equal to two (2) annual cash bonuses calculated utilizing the annual performance bonus outlined in Section 4.2 at the time of termination.
(D)	If Termination falls under Section 3.2(a),(b),(c) or 3.3 then the Corporation will continue the benefits provided under any insured standard benefit plan provided by the Corporation for twelve (12) months from the date of the termination, provided the Corporation is able to do so under the terms of the plan (with any continuation of benefits being subject to the terms and conditions of the plan provider);
3.3	Termination By Consultant Following a Change of Control. With Good Reason, the Consultant may elect, within six (6) months of a Change of Control of the Corporation to terminate their engagement and this Agreement upon providing written notice of termination to the Corporation. Upon receipt of such notice of termination in accordance with this, the Corporation must pay the Consultant twenty-four (24) months of the Monthly Fee plus a lump sum payment equal to two (2) annual cash performance bonuses outlined in Section 4.2 at the time of termination..
3.4	Termination by the Corporation for Fundamental Breach. Notwithstanding any other provision of this Agreement, the Corporation may on written notice to the Consultant immediately terminate this Agreement with the Corporation at any time for Fundamental Breach, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages resulting from, without limitation, fraud, dishonesty, illegality, breach of statute or regulation, gross incompetence or misuse of alcohol or drugs.

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3.5	Directorship and Offices. Upon the termination of the Agreement between the Consultant and the Corporation, the Consultant shall immediately resign any directorship or office held in the Corporation or any respective parent, subsidiary or affiliated companies of the Corporation and, except as provided in this Agreement, the Consultant shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations referred to in this Section 3.

3.6	Annual Bonus Upon Termination. The Consultant’s participation in any and all annual bonus plans shall cease immediately on the date the Consultant receives or gives notice of termination of this Agreement and the Consultant shall only be entitled to receive any Annual Bonus pro-rated to the date the Consultant receives notice of termination without cause.
3.7	No Additional Payments. The Consultant acknowledges and agrees that unless otherwise expressly agreed in writing between the Consultant and the Corporation, the Consultant shall not be entitled, by reason of the Consultant’s relationship with the Corporation or by reason of any termination of their agreement by the Corporation, for any reason, to any remuneration, compensation or other benefits other than those expressly provided for in this Agreement. The Consultant further acknowledges and agrees that any amounts paid to the Consultant pursuant to this Section 3 are inclusive of any amounts that may be payable under any statute of Canada in respect of compensation for length of service, notice of termination or severance pay.
4.	Consultant's Fees and Benefits
4.1	Subject to Section 1.1 and any adjustments on an annual review, the Consultant shall be remunerated for providing the Services during the term of this Agreement by payment of a “Monthly Fee” of C$25,000 plus GST equalling C$300,000 per year (the “Annual Fee”) + GST.
4.2	In addition to the Annual Fee, the consultant shall be eligible to participate in the Corporation’s annual performance bonus (the “Bonus”) of up to fifty (50) percent of the Annual Fee, or a target amount as determined by the Board of Directors. The amount of the Bonus shall be determined by the Board of Directors, in its sole discretion, based on certain financial and operating goals and individual performance objectives as defined by the Board of Directors in its sole discretion. The Consultant acknowledges that there is no assurance that any Bonus will be paid in any given year, that the Bonus arrangements will remain unchanged or that the Bonus will be of the same amount in any future year as in any past year. Subject to the requirements of Section 3 of this Agreement, in the event the Consultant gives or receives notice of termination of engagement, all entitlement to receive a Bonus shall cease (except for: Bonuses that have already been paid to the Consultant by the Corporation; any Bonuses that have been awarded to the Consultant by the Corporation in respect of an already completed financial year of the Corporation but which have not yet been paid by the Corporation to the Consultant; and Bonuses that have been earned by the Consultant but not paid to the Consultant by the Corporation however, in this latter instance, the Bonus shall be paid on a pro rata basis, up to but not beyond the termination date, based on the financial and operating goals and individual performance objectives that had been set by the Board of Directors).
4.3	Retention Bonus. The Consultant will be eligible to receive C$500,000 (all funds hereafter are C$) when and if the Corporation’s market capitalization reaches at least $250,000,000 for 5 consecutive trading days being 0.2% of such market capitalization. For the purposes of this section, “market capitalization” shall be calculated using the prevailing share price multiplied by the shares outstanding.

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(a)	In addition, the Corporation agrees to pay the Consultant a cash bonus of $500,000 when and if the Corporation’s market capitalization reaches at least $500,000,000 for 5 consecutive trading days being 0.2% of the Corporation’s market capitalization appreciation from $250,000,000.
(b)	In addition, the Corporation agrees to pay the Consultant a cash bonus of $1,000,000 when and if the Corporation’s market capitalization reaches at least $1,000,000,000 for 5 consecutive trading days being 0.2% of the Corporation’s market capitalization appreciation from $500,000,000.
(c)	In the event that the Corporation is the subject of a “Change of Control”, the 0.2% Retention Bonus shall be paid if the market capitalization of the Corporation is equal to or greater than $250,000,000 at any point prior to the closing of the transaction and be equal to 0.2% of the bid price less any 0.2% Retention Bonus that may have been previously paid.
(d)	The market capitalization targets (or successful takeover bid target) are to be achieved by April 15, 2027, in order for the Consultant to earn any of the bonus payments in the Section 4.3. Thereafter, no such bonuses will be payable.
(e)	Any Retention Bonus will be cancelled if and when this Agreement is terminated prior to the Retention Bonus becoming payable.
(f)	At the sole discretion of the Board of Directors, the Corporation shall not be obligated to pay a Retention Bonus in cash if it lacks funds at the time. In lieu of cash, the Board of Directors may choose to settle any bonus debt by issuing and delivering shares of the Corporation for such debt valued at the 5-day trading VWAP for the Corporation’s shares on the market calculated up to the day before the issue of the shares.
4.4	The Corporation shall pay for (or reimburse) the insurance plan premiums (including major medical, dental, term life, liability, and disability.
4.5	The Consultant will be responsible for submitting to the necessary tax offices any Goods and Services Tax (“GST”), Harmonized Sales Tax (“HST”), income or other taxes which may be applicable to the fees or benefits payable or deemed paid pursuant to this Section 4, including the Annual Fee.
4.6	The Corporation will provide general liability protection and directors and officers liability protection and ensure that the Articles of Incorporation also provide general liability protection and indemnification for directors and officers as approved by the Board of Directors of the Corporation.
5.	Reimbursement of Expenses
5.1	The Consultant shall be reimbursed for all direct out-of-pocket expenses actually, reasonably and properly incurred by it in connection with its provision of the Services and for the benefit of the business of the Corporation or its subsidiaries, provided such expenses are appropriately documented and reasonable.
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6.	Confidential Information
6.1	The Consultant acknowledges that, by reason of this Agreement, the Consultant will have access to Confidential Information of the Corporation that the Corporation has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the “Corporation” shall mean the Corporation, and such respective affiliates and subsidiaries as may exist from time to time.
6.2	The Consultant acknowledges that the Confidential Information is a valuable and unique asset of the Corporation and that the Confidential Information is and will remain the exclusive property of the Corporation.
6.3	The Consultant agrees to and will ensure that the Client’s Representative will maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Consultant or disclosed to the Consultant as a result of or in connection with the Management Consulting Agreement with the Corporation. The Consultant agrees that, both during its tenure with the Corporation and after the termination of the agreement, neither the Consultant nor the Consultant’s Representative will, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Corporation.
6.4	The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Consultant in breach of this Agreement, or that is required to be disclosed by court order or applicable law.
6.5	The Consultant understands that the Corporation has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Corporation has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for the purposes of this Agreement.
6.6	The Consultant agrees that documents, copies, records and other property or materials made or received by the Consultant that pertain to the business and affairs of the Corporation, including all Confidential Information which is in the Consultant’s possession or under the Consultant’s control are the property of the Corporation and that the Consultant will return same and any copies of same to the Corporation immediately upon termination of the Consultant’s employment or at any time upon the request of the Corporation.
7.	Restricted Activities
7.1	Restriction on Competition. The Consultant covenants and agrees with the Corporation that neither the Consultant nor the Consultant’s Representative will, without the prior written consent of the Corporation, at any time during his employment or for a period of three (3) months following the termination of the Consultant’s engagement, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Consultant’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business anywhere in Kazakhstan or other jurisdiction in which the Corporation is carrying on the business of mineral exploration which is in direct competition with the business of the Corporation. The restrictions set forth in this Section 7.1 shall terminate and shall not apply to the Consultant where the Management Consulting Agreement is terminated by the Corporation following a Change of Control.

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7.2	Restriction on Solicitation. The Consultant shall not, at any time during their engagement or for a period of six (6) months after the termination of the Consultant’s engagement, for any reason, without the prior written consent of the Corporation, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:
(A)	any person who is employed by the Corporation to leave such employment; or
(B)	any person, firm or corporation whatsoever, who is or was, at any time in the last twelve (12) months of the Consultant’s engagement with the Corporation, a customer or supplier of the Corporation or any affiliate or subsidiary of the Corporation, to cease its relationship with the Corporation or any affiliate or subsidiary of the Corporation.
7.3	Corporate Opportunities. During the term of this Agreement, the Consultant will offer to the Corporation any investment or other opportunity generally in the geographic area (in the province of Pavlodar, Kazakhstan, and the business in which the Corporation operates, of which he may become aware. If after 10 working days the Board of Directors of the Corporation refuses the opportunity to participate in the investment or venture, the Consultant is free to seek other alternatives only during his private time.
7.4	Restriction on Investments. The Consultant or the Consultant’s Representative may make passive investments in public companies involved in industries in which the Corporation operates, provided any such investment does not exceed a 10% equity interest, unless the Consultant obtains consent to acquire an equity interest exceeding 10% by consent of the Chief Executive Officer of the Corporation.
8.	Enforcement
8.1	The Consultant acknowledges and agrees that the covenants and obligations under Sections 6 and 7 are reasonable, necessary and fundamental to the protection of the Corporation’s business interests, and the Consultant acknowledges and agrees that any breach of these Sections by the Consultant would result in irreparable harm to the Corporation and loss and damage to the Corporation for which the Corporation could not be adequately compensated by an award of monetary damages. Accordingly, the Consultant agrees that, in the event the Consultant violates any of the restrictions referred to in Sections 6 or 7, this shall be considered grounds for termination with no severance and the Corporation shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

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9.	Severability
9.1	The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision or part hereof, and any invalid provision will be severable from this Agreement in whole or in part.
10.	Notice
10.1	Any notice required or permitted to be given hereunder, shall be given by registered mail or by personal delivery or telecopy to the party for whom it is intended, addressed as indicated on the first page hereof or at such other address as the recipient party shall provide in writing to the delivering party. Any notice delivered personally or by telecopy to the party to whom it is addressed, shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.
11.	Confidentiality of Agreement
11.1	The parties agree that this Agreement is confidential and shall remain so after its termination and that it or its contents shall not be divulged by any party without the consent in writing of the other party, with the exception of disclosure to personal advisors and any disclosure required by the laws of any jurisdiction in which the business of the Corporation or its subsidiaries is conducted or may be conducted in future or by the laws of any jurisdiction to which the Corporation or any of its associated or affiliated corporations are subject.
12.	Indemnity
12.1	The Corporation will indemnify the Consultant and save him harmless from and against:
(A)	any and all demands, costs, payments, assessments, claims or damages payable to any person for suits or claims or other actions made against the Corporation or the Consultant in connection with the Services rendered by the Consultant to the Corporation,
(B)	any and all demands, costs, payments, assessments, claims or damages claims arising from loss or damage to property, or injury to, or death of, any person or persons, and
(C)	such other liability of any nature or kind to which the Consultant may be subject, arising from or in any way out of the provision of Services by the Consultant under this Agreement. Such indemnity shall cover any and all liability of the Consultant, including all expenses, costs and legal fees incurred in connection therewith. Notwithstanding the foregoing, the foregoing indemnity shall not apply where a court of competent jurisdiction, in a final judgment that has become non-appealable, has determined that:

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(ii)	the Consultant, in the course of performing the Services, has been negligent or dishonest, has engaged in willful misconduct, or has acted in bad faith or committed any fraudulent act; and
(iii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by such negligence, dishonesty, willful misconduct, bad faith or fraud.
12.2	With respect to all demands, costs, payments, assessments, claims or damages payable to any authority for source deductions, goods and services tax, harmonized sales tax, and any other remittance obligations arising with respect to payment to the Consultant hereunder or on account of loss or damage to property, or injury to, or death of, any person or persons arising from or out of the provision of Services by the Consultant under this Agreement, the Consultant shall indemnify and save the Corporation harmless from and against any and all liability for such demands, costs, payments, assessments, loss, damage, injury or death, including any expenses, costs and legal fees incurred in connection therewith, expect for liability on account of loss or damage to property, or injury to, or death of, any person as may arise solely out of the Corporation’s negligence.
13.	Further Assurances
13.1	The parties hereto undertake to do, sign, execute and deliver such other things, deeds or documents accessory or useful for the purpose of giving full effect to this Agreement with signatures on the signature page.
14.	Governing Law
14.1	This Agreement is governed by and is to be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia, and the laws of Canada applicable therein.
15.	Enurement
15.1	This Agreement enures to the benefit of and is binding upon the parties and their respective successors or assigns.
16.	Entire Agreement
16.1	As of its date of execution, this Agreement constitutes the entire agreement between the parties and supersedes all prior agreements between the parties. The parties agree that there are no other collateral agreements or understandings between them except as provided in this Agreement.
17.	Assignment
17.1	The Consultant may not assign this Agreement or provide the services of any individual or Corporation other than that stated above without the written consent of the Corporation.
18.	Amendment
18.1	This Agreement may be amended only in writing by the parties hereto.
19.	Interpretation
19.1	In this Agreement, a “business day” means a day other than Saturday, Sunday or a statutory holiday in the relevant jurisdiction.

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19.2	All headings in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.
20.	Survival
20.1	Sections 7.2, 10 and 11 shall survive the termination of this Agreement and shall continue in full force and effect according to their terms. Counterparts and Delivery by Facsimile
20.2	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together will constitute one and the same instrument. Any party hereto may deliver an executed copy of this Agreement by facsimile

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

ARRAS MINERALS CORP.	)
	)	c/s
Per:	)
)
/s/ Timothy Barry	)
Authorized Signatory	)

WESTCOTT MANAGEMENT LTD.	)
	)	c/s
Per:	)
)
/s/ Darren Klinck	)
Authorized Signatory	)

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SCHEDULE “A”

SERVICES

Working closely with the CEO, the President shall have responsibility for providing strategic leadership and vision to the Corporation and for establishing, implementing and over-seeing the long-range goals, strategies, plans and policies of the Corporation. The President supports the CEO in creating value for the Corporation’s shareholders over the long term while ensuring that the Corporation’s critical short term performance goals are met and are met in a way that optimizes the Corporation’s ability to create value over the long term.

Responsibilities

The President will report to and work closely with the CEO on all facets of the Corporation’s business, including:

•	Assisting and backing up the CEO in the discharge of the responsibilities of the CEO.
•	Setting company objectives and creating the strategic plan; establishing both annual and long-term operation and capital plans with the design to create shareholder value.
•	Direct the implementation of the Corporation’s strategic plan, with routine review as required through:
o	Active promotion of the Corporation’s strategic vision throughout the organization;
o	Implementing robust strategic and operational planning and reporting processes;
o	Continuously evaluating industry trends and events that may affect strategy;
o	Creating a corporate structure designed to best implement strategic action plan; and
o	Managing and integrating business units as appropriate.
•	Act as a senior spokesperson for the Corporation; creating and maintaining positive relationships between the Corporation and its employees, shareholders, regulatory officials and community stakeholders.
•	Build effective relationships with key executives and operational staff; and provide oversight of day-to-day activities of the business as required; ensuring operational and financial milestones are met, with the requisite controls and audits in place to safeguard performance, and with the ability to amend where required, with the objective of maximizing profitability and growth.
•	Ensure that resources and processes are implemented and maintained, and are effective in providing accurate and comprehensive evaluative information, including the development of operating protocols, sustainability practices and community engagement, while respecting and adhering to all local customs, laws, rules and regulations.
•	Act as a primary lead for all company marketing efforts; playing an active role in marketing for new shareholders, as well as communicating with existing investors, analysts and investment banks, raising the corporate profile and capital, if required.
•	Ensure that appropriate key performance metrics and assessments are established for the senior leadership team and employees, and monitor performance against those objectives.
•	Together with the Chief Financial Officer and other senior management, as appropriate, establish, maintain and ensure the implementation of the Corporation’s disclosure controls and procedures, internal controls over financial reporting, and processes for the certification of the public disclosure documents required under applicable legislation, regulatory requirements and policies.
•	Set the tone for the organization; leading by example and acting beyond reproach, so that all employees, consultants and contractors enact the same. Work to create a positive company culture where all employees are engaged and committed to creating a safe, efficient, thoughtful and profitable business.
•	Maintain a visible presence within the mining and minerals sector to ensure that the Corporation may capitalize on future prospective opportunities.

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SCHEDULE “B”

DEFINITIONS

The following terms shall have the following definitions:

(a)	“Annual Fee” means equal to twelve (12) Monthly Fees
(b)	“Total Annual Compensation” means an Annual amount that is the combination of:
(i)	the Annual Fee as of the date the cessation of the Consultant’s engagement with the Corporation; and
(ii)	an amount equal to the annual average of Bonuses actually paid to the Consultant by the Corporation during the Consultant’s three (3) most recent years of engagement with the Corporation, or, if the Consultant has not been engaged for three (3) years with the Corporation since the Effective Date, an amount equal to the greater of the following amounts:
(A)	the annual average of Bonuses, if any, actually paid to the Consultant by the Corporation since the Effective Date; or

(B)       50% of the Annual Fee in effect at the time of the Consultant’s cessation of engagement with the Corporation.

(c)	“Board” means the Board of Directors of the Corporation;
(d)	“Change of Control” means the occurrence of one or more of the following events after the Effective Date of this Agreement:
(i)	a sale, lease or other disposition of all or substantially all of the assets of the Corporation,
(ii)	a consolidation or merger of the Corporation with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization; or
(iii)	a transaction or series or related transactions pursuant to which any person, entity or group within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934 (“1934 Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Corporation representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or

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(iv)	a transaction or series of transactions pursuant to which (A) (i) any person, entity or group within the meaning of Section 13(d) or 14(d) of the 1934 Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Corporation or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Corporation representing at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors or securities of the Corporation that, upon conversion or exchange of such securities, would represent at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors, or (ii) a consolidation or merger of the Corporation with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than eighty percent (80%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization and (B) in connection with or as a result of such transaction or series of transactions, either (i) one-half (or more) of the members of the Board of Directors of the Corporation resign or are replaced with nominees designated by such person, entity or group or (ii) the Chief Executive Officer of the Corporation resigns or is terminated as a result of such transaction or series of transactions.

(e)	“Confidential Information” means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Corporation (including the Consultant) or received by the Corporation from an outside source which is maintained in confidence by the Corporation or any of its employees, contractors or customers including, without limitation:
(i)	any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Corporation or that result from its marketing, research and/or development activities;
(ii)	any information relating to the relationship of the Corporation with any personnel, suppliers, principals, investors, contacts or prospects of the Corporation and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;
(iii)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;
(iv)	financial information, including the Corporation’s costs, financing or debt arrangements, income, profits, salaries or wages; and
(v)	any information relating to the present or proposed business of the Corporation.
(f)	“Fundamental Breach” means any material breach of a fundamental term or condition of this Agreement and, without limiting the foregoing, includes any of the following acts or omissions:
(a)	the Consultant’s gross default or misconduct during the Consultant’s engagement in connection with or effecting the business of the Corporation;
(b)	the Consultant’s continued refusal or willful misconduct to carry out the duties of his employment after receiving written notice from the Corporation of the failure to do so and having had an opportunity to correct same within a reasonable period of time from the date of receipt of such notice;

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(c)	theft, fraud, dishonesty, misconduct, or misuse of alcohol or drugs of the Consultant involving the property, business or affairs of the Corporation or in the carrying out of the duties of his employment; or
(d)	any material breach of this Agreement including any breach Sections 6,7 or 8 of this Agreement;

(g)	“Good Reason” means any of the following conduct by the Corporation:
(i)	a unilateral reduction to the Annual Fee;
(ii)	a unilateral reduction to the aggregate value of the Consultant’s remuneration and benefits other than Annual Fee;
(iii)	a unilateral material adverse change to the Consultant’s position, title, authority or responsibilities;
(iv)	a unilateral requirement that the Consultant relocate outside of the Metro Vancouver region of British Columbia (excluding occasional business travel); or
(v)	any reason which would be considered to amount to constructive dismissal pursuant to the common law.
(h)	“Person” means an individual, partnership, association, Corporation, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government;

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